Exhibit 5.2

Mark L. Brasee ATTORNEY 402.978.5306 mbrasee@fraserstryker.com fraserstryker.com

February 13, 2026

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

RE:

Forty-Eighth Supplemental Indenture, dated February 13, 2026 (“Forty-Eighth Supplemental Indenture”), among Sysco Corporation, a Delaware corporation (“Issuer”), the subsidiary guarantors parties thereto (“Guarantors”) and U.S. Bank Trust Company, National Association (“Trustee”); and

Forty-Nineth Supplemental Indenture, dated February 13, 2026 (“Forty-Nineth Supplement Indenture”), among Issuer, Guarantors and Trustee.

Ladies and Gentlemen:

We have acted as special and limited Nebraska counsel to Sysco Lincoln, Inc., a Nebraska corporation (the “Subsidiary Guarantor”), in connection with the issuance by Issuer of $600,000,000 aggregate principal amount of its 4.400% Senior Notes due 2031 (the “2031 Notes”) and $650,000,000 aggregate principal amount of its 4.950% Senior Notes due 2036 (the “2036 Notes”) (together with the 2031 Notes, the “Notes”) guaranteed by the Subsidiary Guarantors pursuant to (a) the Registration Statement of Issuer and the Guarantors on Form S-3 (Registration No. 333-281830) (the “Registration Statement”), which was filed by Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (b) the related prospectus dated August 28, 2024, as supplemented by the prospectus supplement relating to the sale of the Notes dated February 10, 2026 (as so supplemented, the “Prospectus”), as filed by Issuer and the Guarantors with the Commission pursuant to Rule 424(b) under the Securities Act. Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Indentures.

The Notes and the related Guarantees (as defined below) are to be issued pursuant to the Indenture dated as of June 15, 1995 (the “Base Indenture”) between Issuer and The Bank of New York Mellon Trust Company, N.A. as successor to First Union National Bank, as trustee (“Bank of New York Mellon”), as supplemented and amended by the Thirteenth Supplemental Indenture thereto dated as of February 17, 2012 (the “Thirteenth Supplemental Indenture”) by and among Issuer, the guarantors named therein and Bank of New York Mellon. The Base Indenture, as amended and supplemented by the Thirteenth Supplemental Indenture, the Forty-Eighth Supplemental Indenture and the Forty-Nineth Supplemental Indenture, is referred to herein as the “Indenture.” The Notes are guaranteed to the extent provided in the Indenture (the “Guarantees”) by Subsidiary Guarantors.

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

February 13, 2026

Documents Reviewed.

In our capacity as Nebraska counsel to the Subsidiary Guarantor, we have examined the following documents:

(a)	the Registration Statement and the Prospectus;

(b)	the Indenture;

(c)	Certain resolutions of the board of directors of Subsidiary Guarantor;

(d)	the Certificate of Good Standing for Subsidiary Guarantor issued by the Nebraska Secretary of State on February 2, 2026 (the “Certificate”); and

(e)	Certificate of the Secretary of Guarantors dated as of February 13, 2026, (“Certificate of Secretary”).

The documents listed in subparagraphs (a) through (e) above are hereinafter referred to as the “Financing Documents.”

Scope of Review.

In rendering this opinion letter we have also examined all certificates of public officials, limited liability company documents and records and other certificates and instruments that we deem necessary for the purposes of the opinions expressed in this opinion letter. As to various questions of fact material to our opinions, we have relied upon on statements, representations and other certificates of Issuer and Subsidiary Guarantor and, as to matters addressed therein, upon certificates or communications from public officials. The opinions set forth in this letter, as they relate to a specific document, relate only to the specified document and do not extend to any documents, agreements, or instruments referred to in the document, or exhibits or schedules to such document not expressly identified in this letter as having been examined by us, other than the document referenced herein. Except as expressly described herein, we have not undertaken or made inquiry into or any examination of Subsidiary Guarantor’s entity or business records or any records relating to the assets or liabilities of Subsidiary Guarantor, or any business conducted by Subsidiary Guarantor, nor have we undertaken any search of or made any inquiry into certificates or records of public officials.

Assumptions.

In preparing this opinion letter:

(i)	We have assumed the legal competency of all individual signers of documents.

(ii)	We have assumed that all signatures of parties are genuine.

(iii)	We have assumed the due authorization, execution and delivery of all documents by all parties to the Indenture other than Subsidiary Guarantor.

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

February 13, 2026

(iv)	In those cases where we have examined copies of documents, we have assumed that those copies are complete and accurate. We have also assumed that all public records are accurate and complete.

(v)	With respect to Subsidiary Guarantor’s good standing, we have relied on the Certificate.

(vi)	We have assumed that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

(vii)	We have assumed that the conduct of the parties to the Indentures comply with any requirement of good faith, fair dealing and conscionability.

(viii)

We have assumed that the Indentures accurately reflect the complete understanding of the parties with respect to the transactions contemplated by and the rights and obligations of the parties thereunder and there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement, or qualify the terms of the Indentures.

(ix)	Trustee is in full compliance with all laws to the extent the noncompliance would be material to the opinions expressed herein, including federal laws and regulations.

(x)	Trustee, and each of their successors, will administer the Indentures in accordance applicable law.

(xi)

In connection with rendering the opinions contained herein, we have not examined any other documents executed in connection with the Indentures other than the Financing Documents and are relying without investigation and with your permission on the factual representations of Issuer and Subsidiary Guarantor in such documents.

Opining Jurisdiction.

We express no opinion with respect to the effect of any law other than the law of the State of Nebraska (“Applicable Law”). We advise you that issues addressed by this opinion letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

February 13, 2026

Opinions.

Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications and exceptions contained in this opinion letter, we are of the opinion that:

1. Subsidiary Guarantor is a validly existing corporation in good standing under the laws of, and authorized to do business in, the State of Nebraska.

2. Subsidiary Guarantor has the requisite corporate power and authority to execute and deliver the Forty-Eighth Supplemental Indenture and the Forty-Nineth Supplemental Indenture and to perform its obligations under the Forty-Eighth Supplemental Indenture and the Forty-Nineth Supplemental Indenture and the Guarantees.

3. The Forty-Eighth Supplemental Indenture and the Forty-Nineth Supplemental Indenture have been duly authorized, executed and delivered by Subsidiary Guarantor.

Qualifications.

Notwithstanding any provision in this opinion letter to the contrary, each of the opinions set forth in this opinion letter is subject to the following additional qualifications:

Exclusions.

No opinions should be implied beyond those expressly stated in this opinion letter.

Limitations.

Each of the opinions set forth in this opinion letter is subject to the effect of generally applicable rules of law that:

(i)	limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence, and reasonableness;

(ii)	provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

(iii)	limit the availability of a remedy under certain circumstances where another remedy has been elected;

(iv)	limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

February 13, 2026

(v)

relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale, including statutory cure provisions and rights of reinstatement and limitations on deficiency judgments;

(vi)

limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct, or unlawful conduct;

(vii)

may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

(viii)	govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;

(ix)

may, in the absence of a waiver or consent, discharge a guarantor to the extent that (A) action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of Guarantor, or (B) guaranteed debt is materially modified;

(x)

may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless (A) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (B) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

(xi)	limit or affect the enforceability of a waiver of a right of redemption;

(xii)	impose limitations on attorneys’ or trustees’ fees;

(xiii)	limit or affect the enforceability of provisions that purport to establish evidentiary standards; and

(xiv)

limit or affect the enforceability of provisions that provide for payment of increased interest rates upon delinquency in payment or upon any other default; or payment of liquidated damages or prepayment premiums to the extent such payments are deemed to be penalties or forfeitures.

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

February 13, 2026

Effective Date; No Obligation to Update.

This opinion letter is rendered as of its date, and we express no opinion as to circumstances or events which may occur subsequent to such date. Further, we undertake no, and hereby disclaim any, obligation to advise you of any changes in, or any new developments which might affect, any matters or opinions set forth in this opinion letter.

Use.

This opinion letter has been prepared for use in connection with the filing by Issuer of a Current Report on Form 8-K relating to the offering, sale and issuance of the Notes and the Guarantees. We hereby consent to the filing of this opinion letter as an exhibit to the above-described Form 8-K. King & Spalding LLP may rely on this opinion as to matters of Applicable Law in connection with any legal opinion by the same being rendered as an exhibit to the above-described Form 8-K on the date hereof.

Sincerely,

/s/ Fraser Stryker PC LLO

FRASER STRYKER PC LLO